                     Exhibit B

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

NEES ENERGY, INC.
Consolidated Statement of Income and Accumulated Deficit
(Thousands of Dollars)
For the Periods Ended September 30, 2000
(Unaudited, Subject to Adjustment)

               Six
          QuarterMonths
               --------------

INCOME


     Revenue (1)     $   0     $   0
               -----     -----
     Total income     0     0
               -----     -----


EXPENSES

     Operating expenses
          Selling, general and administrative expenses     29     56
          Income tax     (10)     (20)
               -----     -----
     Total operating expenses     (19)     36
               -----     -----

     Operating income (loss)     (19)     (36)

     Other income (expense)
          Goodwill amortization(2)     (160)     (320)
               -----     -----
Net income (loss)     (179)     (356)

Accumulated deficit at beginning of period     (203)     (26)
               -----     -----
Accumulated deficit at end of period     $(382)     $(382)
               =====     =====


(1) Represents revenue of subsidiary (AllEnergy Marketing Co., L.L.C.)

(2) The income statement for the six month period ended September 30,2000, reflects a reclassification of $320,000 of goodwill amortization previously reflected on the "Depreciation and amortization" line in "Operating expenses", but now reported in "Other income and expense".

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